Exhibit 99.1

KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2010 FIRST QUARTER RESULTS

•	2010 first quarter earnings per share were $.46 compared with $.52 earned in the 2009 first quarter

•	2010 and 2009 first quarter results included a $.05 per share charge for retirements and shore staff reductions

•	2010 second quarter earnings per share guidance is $.52 to $.57 versus $.63 earned in the 2009 second quarter

•	2010 year earnings per share guidance revised to $2.00 to $2.20 from $1.85 to $2.20, compared with $2.34 for 2009

Houston, Texas (April 28, 2010) – Kirby Corporation (“Kirby”) (NYSE:KEX) today announced net earnings attributable to Kirby for the first quarter ended March 31, 2010 of $24.7 million, or $.46 per share, compared with $28.0 million, or $.52 per share, for the 2009 first quarter.  Both the 2010 and 2009 first quarter net earnings included a charge for retirements and shore staff reductions of $4.1 million before taxes, or $.05 per share, and $4.0 million, or $.05 per share, respectively.  Kirby’s published 2010 first quarter earnings guidance range was $.42 to $.47 per share.  Consolidated revenues for the 2010 first quarter were $268.3 million compared with revenues of $277.7 million reported for the 2009 first quarter.

Joe Pyne, Kirby’s Chief Executive Officer commented, “Our 2010 first quarter results reflected higher business levels in our marine transportation segment when compared with the majority of 2009.  While we do believe that the higher demand and resulting higher equipment utilization was the result of improved petrochemical production, the improvement was also driven by plant outages.  During the month of April, the improved demand has continued; however, time will tell if this improvement is sustainable.  Our diesel engine services segment experienced seasonal improvement in its medium-speed marine market, along with a continued stable power generation market.”

Mr. Pyne further commented, “During 2009, with lower business levels, we focused our attention on operating as prudently and efficiently as possible and reducing our costs.  Our cost reductions were consistent with our forecast of sustainable business levels and also improvements in customer service levels and key processes.  In early January 2010, we continued our cost reduction initiatives by further reducing our marine transportation and corporate shore staffs, taking a $4.1 million before taxes, or $.05 per share, charge.  The 2009 first quarter results also included a shore staff reduction charge of $4.0 million before taxes, or $.05 per share.  Since our peak headcount in October 2008, we have reduced our shore staff by 22% through retirements, staff reductions and attrition.”

Segment Results – Marine Transportation
Marine transportation revenues for the 2010 first quarter were relatively constant with the 2009 first quarter.  However, operating income declined 8% when compared with the 2009 first quarter.  Marine transportation segment revenues for the 2010 first quarter reflected an improvement in tank barge demand driving higher equipment utilization in the majority of its markets due to higher volumes from petrochemical customers, as well as supply chain disruptions caused by plant turnarounds and unscheduled plant maintenance.  Diesel fuel prices for the 2010 first quarter increased 37% compared with the 2009 first quarter, thereby positively impacting marine transportation revenues.  Offsetting the improved demand and higher equipment utilization was the negative impact of lower term contract and spot contract rates negotiated throughout 2009 due to recessionary pressure and resulting industry-wide lower demand.

The marine transportation segment’s operating margin was 19.3% compared with 21.1% for the first quarter of 2009, a reflection of lower term contract and spot contract rates, and more difficult operating conditions that required additional horsepower, partially offset by the cost reduction initiatives implemented during 2009 and the 2010 first quarter.  Excluding the 2010 and 2009 first quarter retirement and staff reduction charges, the marine transportation operating margin for the 2010 and 2009 first quarters were 20.5% and 22.3%, respectively.

Segment Results – Diesel Engine Services
Diesel engine services revenues and operating income for the 2010 first quarter decreased 17% and 1%, respectively, compared with the 2009 first quarter.  The revenue decrease reflected continued weak service levels and direct parts sales across the majority of the marine markets, partially offset by a continued stable power generation market and an improved railroad market.  The decrease in operating income reflected the lower revenues, substantially offset by cost reduction initiatives implemented during 2009.  The staff of the diesel engine services segment has been reduced 23% since the peak headcount in October 2008.  The segment benefited from seasonal service and direct parts sales in the medium-speed marine markets.  However, the oil services market remained weak from continued deferral of major maintenance on customer’s idled equipment.  The medium-speed power generation market remained firm with modification projects and the medium-speed railroad market reflected an improvement in direct parts sales.

The diesel engine services operating margin was 10.4% for the 2010 first quarter.  This compares with 8.7% for the 2009 first quarter, or 11.1% excluding the retirements and staff reduction charge.  The 2010 first quarter operating margin reflected the overall lower service and direct parts sales and resulting lower utilization, partially offset by the positive impact of the 2009 cost reduction initiatives.

Cash Generation
Continued strong cash generation during the 2010 first quarter with EBITDA of $66.2 million was used in part to fund capital expenditures of $34.4 million, including $21.1 million for new tank barge and towboat construction and $13.3 million primarily for upgrades to the existing fleet.  Total debt as of March 31, 2010 was $200.2 million, consisting of primarily a $200 million private placement loan that matures in 2013, and Kirby’s debt-to-capitalization ratio was 15.6%.  Cash and cash equivalents at March 31, 2010 was $121.4 million compared with $97.8 million at December 31, 2009 and $6.0 million at March 31, 2009.

Chairman of the Board
As previously announced on October 12, 2009, Berdon Lawrence, the Chairman of the Board of Kirby since 1999, retired effective April 27, 2010.  Mr. Lawrence will remain on the Kirby Board of Directors, serving as Chairman Emeritus, and will serve as a consultant to Kirby.  On April 27, 2010, the Kirby Board of Directors elected Joe Pyne the Chairman of the Board, President and Chief Executive Officer of Kirby.

Commenting on Mr. Lawrence’s retirement, Mr. Pyne stated, “I have enjoyed working with Berdon over the past 10 years, beginning with the integration of Hollywood Marine, Inc. into Kirby and continuing over the years with Kirby’s strategy of enhancing and growing our core businesses through synergistic acquisitions, and creating enhanced earnings and value for our shareholders.  We thank him for his service to the inland tank barge industry and his leadership and guidance while serving as Kirby’s Chairman.”

Outlook
Commenting on the 2010 second quarter and full year market outlook and guidance, Mr. Pyne said, “Our earnings guidance for the 2010 second quarter is $.52 to $.57 per share, reflecting a 10% to 17% decrease compared with $.63 per share reported for the 2009 second quarter.  For the 2010 year, we are raising our low-end earnings per share guidance to $2.00 from $1.85 and maintaining our high-end guidance of $2.20.  Our second quarter guidance reflects improved operating conditions compared with typical winter weather conditions for the first quarter.  Our revised $2.00 low-end guidance assumes volumes will remain stable for the remainder of 2010 and term contract and spot contract pricing will remain at current levels.  Our $2.20 high-end guidance assumes an improvement in volumes as the year progresses, some reduction in current excess tank barge capacity, leading to some improvement in term contract and spot contract pricing.  Our guidance assumes our diesel engine services segment will continue to face challenges, with some improvement in service levels in the latter part of 2010. We are maintaining our 2010 capital spending guidance range of $125 to $135 million, including approximately $60 million for the construction of 58 new tank barges and completing the construction of three new towboats.”

Commenting on the financial condition of Kirby, Mr. Pyne stated, “Our balance sheet remains exceptionally strong with cash on hand of $121 million at March 31, only $200 million of senior notes outstanding, an undrawn $250 million revolving line of credit, and a debt-to-capitalization ratio of 15.6%.  In March 2010, Standard & Poor’s raised its investment grade rating on Kirby’s debt to A- from BBB.  Clearly, our strong balance sheet and undrawn revolving line of credit gives us the ability to take advantage of any synergistic acquisition opportunities in our marine transportation and diesel engine services segments that may come our way.”

Conference Call
A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, April 29, 2010, to discuss the 2010 first quarter performance as well as the outlook for the 2010 second quarter and year.  The conference call number is 800-446-1671 for domestic callers and 847-413-3362 for international callers.  The leader’s name is Steve Holcomb.  The confirmation number is 26776684.  An audio playback will be available at 1:00 p.m. central time on Thursday, April 29, through 5:00 p.m. central time on Friday, May 28, by dialing 888-843-8996 for domestic and 630-652-3044 for international callers.  A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release.  This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2009 and 2008 years and quarters are available at Kirby’s web site, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States’ inland waterway system.  Kirby also owns and operates four ocean-going barge and tug units transporting dry-bulk commodities in United States coastwise trade.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	First Quarter
	2010	2009
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$219,562	$219,021
Diesel engine services	48,691	58,640
	268,253	277,661
Costs and expenses:
Costs of sales and operating expenses	164,952	169,094
Selling, general and administrative	33,371	34,810
Taxes, other than on income	3,503	3,085
Depreciation and amortization	23,370	22,276
Loss (gain) on disposition of assets	44	(244)
	225,240	229,021

Operating income	43,013	48,640
Other income.	12	95
Interest expense	(2,668)	(2,813)

Earnings before taxes on income	40,357	45,922
Provision for taxes on income	(15,446)	(17,458)

Net earnings	24,911	28,464
Less: Net earnings attributable to noncontrolling interests	(237)	(458)
Net earnings attributable to Kirby	$24,674	$28,006

Net earnings per share attributable to Kirby common stockholders:
Basic	$0.46	$0.52
Diluted	$0.46	$0.52
Common stock outstanding (in thousands):
Basic	53,405	53,112
Diluted	53,527	53,265

CONDENSED CONSOLIDATED FINANCIAL INFORMATION
	First Quarter
	2010	2009
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$24,674	$28,006
Interest expense	2,668	2,813
Provision for taxes on income	15,446	17,458
Depreciation and amortization	23,370	22,276
	$66,158	$70,553

Capital expenditures	$34,423	$64,845

	March 31,
	2010	2009
	(unaudited, $ in thousands)
Cash and cash equivalents	$121,364	$6,040
Long-term debt, including current portion	$200,224	$226,292
Total equity	$1,082,870	$924,994
Debt to capitalization ratio	15.6%	19.7%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	First Quarter
	2010	2009
	(unaudited, $ in thousands)

Marine transportation revenues	$219,562	$219,021

Costs and expenses:
Costs of sales and operating expenses	129,814	125,865
Selling, general and administrative	22,482	23,465
Taxes, other than on income	3,209	2,791
Depreciation and amortization	21,748	20,682
	177,253	172,803

Operating income	$42,309	$46,218

Operating margins	19.3%	21.1%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	First Quarter
	2010	2009
	(unaudited, $ in thousands)

Diesel engine services revenues	$48,691	$58,640

Costs and expenses:
Costs of sales and operating expenses	35,138	43,229
Selling, general and administrative	7,159	8,963
Taxes, other than on income	292	283
Depreciation and amortization	1,059	1,078
	43,648	53,553

Operating income	$5,043	$5,087

Operating margins	10.4%	8.7%

OTHER COSTS AND EXPENSES

	First Quarter
	2010	2009
	(unaudited, $ in thousands)

General corporate expenses	$4,295	$2,909

Loss (gain) on disposition of assets	$44	$(244)

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	First Quarter
	2010	2009

Ton Miles (in millions) (2)	3,058	2,780
Revenue/Ton Mile (cents/tm) (3)	7.0	7.6
Towboats operated (average) (4)	224	232
Delay Days (5)	1,822	1,564
Average cost per gallon of fuel consumed	$2.14	$1.56
Tank barges:
Active	861	897
Inactive	19	92
Barrel Capacities (in millions):
Active	16.6	17.2
Inactive	.3	1.6

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)
Inland marine transportation revenues divided by ton miles.  Example:  First quarter 2010 inland marine transportation revenues of $212,944,000 divided by 3,058,000,000 marine transportation ton miles = 7.0 cents.

(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.